Exhibit 99.1

Crexendo Reports Fourth Quarter and Year End December 31, 2013 Financial Results

PHOENIX, AZ—(Marketwired – Mar 4, 2014) - Crexendo, Inc. (NYSE MKT: EXE), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, today reported financial results for its fourth quarter and year ended December 31, 2013.

Crexendo, Inc. (NYSE MKT:EXE), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, today reported financial results for its fourth quarter and year ended December 31, 2013.

Financial highlights for Crexendo’s 2013 fourth quarter

Consolidated revenue for the fourth quarter of 2013 decreased 32% to $2.1 million compared to $3.1 million for the fourth quarter of 2012.

Net loss for the fourth quarter of 2013 was $(1.8) million or $(0.17) per diluted common share, compared to net loss of $(3.2) million or $(0.30) per diluted common share for the fourth quarter of 2012.

Financial highlights for Crexendo’s year ended December 31, 2013

Consolidated revenue for the year ended December 31, 2013 decreased 40% to $10.3 million compared to $17.2 million for the year ended December 31, 2012.

Net loss for the year ended December 31, 2013 was $(5.0) million or $(0.46) per diluted common share, compared to net loss of $(3.9) million or $(0.37) per diluted common share for the year ended December 31, 2012.

As of December 31, 2013, we have cash and cash equivalents, including restricted cash, of $3.6 million compared to $8.9 million at December 31, 2012.  Subsequent to the year ended December 31, 2013, we entered into a sale leaseback transaction with a Company owned by our Chief Executive Officer.  We sold our corporate headquarters’ land, building and fixtures for $2.0 million and entered into a lease agreement with rent payments payable in Crexendo common stock.  The $2.0 million in proceeds from the sale of the building are in addition to the $3.6 million in cash at December 31, 2013.  The $2.0 million in proceeds will be used to fund operations.

Cash used for operations for the year ended December 31, 2013 was $(5.4) million compared to $(446,000) for the year ended December 31, 2012.  Cash provided by investing and financing activities for the year ended December 31, 2013 was $1.0 million compared to cash used for investing and financing activities of $(772,000) for the year ended December 31, 2012.

Working capital as of December 31, 2013 was $2.8 million compared to $6.3 million as of December 31, 2012.  Working capital excluding deferred revenue as of December 31, 2013 was $4.0 million compared to $9.4 million at December 31, 2012.

Segment Results

The Company has three operating segments, which consist of Crexendo Network Services, Crexendo Web Services and StoresOnline.  Effective October 1, 2012, the Company changed its reporting segments to reflect the allocation of previously unallocated corporate expenses to each of the three operating segments.  The Company revised its segment reporting to reflect changes in how the Chief Operating Decision Maker (CODM) internally measures performance and allocates resources.  Segment operating results for the prior year has been revised to conform to current year segment operating results presentation.

Crexendo Network Services

Revenue for the year ended December 31, 2013 increased 194% to $2.4 million compared to $805,000 for the year ended December 31, 2012. Network Services backlog, which is anticipated to be recognized within the next thirty-six months, was $7.0 million at December 31, 2013 compared to a backlog of $2.4 million at December 31, 2012.

Total Network Services segment operating expenses for the year ended December 31, 2013 increased 26% to $7.8 million compared to $6.2 million for the year ended December 31, 2012.

Total Network Services segment loss before income taxes was $(5.4) million and $(5.4) million for the years ended December 31, 2013 and December 31, 2012, respectively.

Crexendo Web Services

Revenue for the year ended December 31, 2013 decreased 18% to $2.1 million, compared to $2.5 million for the year ended December 31, 2012.  We anticipate that our revenue from our web service segment will continue to decline due to our strategic decision to limit our provision of web services to our enterprise sized customers.  As a result of this shift in focus, our backlog has decreased to $553,000 as of December 31, 2013 compared to $1.1 million as of December 31, 2012. This shift in focus will allow us to focus on our rapidly growing network services segment and to concentrate more on our web hosting segment and web software platform.

Total Web Services segment operating expenses for the year ended December 31, 2013 decreased 44% to $4.4 million compared to $7.8 million for the year ended December 31, 2012.

Total Web Services segment loss before income taxes for the year ended December 31, 2013 decreased 57% to $(2.3) million compared to $(5.3) million for the year ended December 31, 2012.

StoresOnline

Revenue for the year ended December 31, 2013 decreased 57% to $5.9 million compared to $13.9 million for the year ended December 31, 2012.

Total segment operating expenses decreased 58% to $3.9 million for the year ended December 31, 2013 compared to $9.3 million for the year ended December 31, 2012.

Segment other income, primarily related to interest on the collection of accounts receivable for the year ended December 31, 2013 decreased 74% to $497,000 compared to $1.9 million for the year ended December 31, 2012.

Total segment income before income taxes for the year ended December 31, 2013 decreased 62% to $2.5 million compared to $6.5 million for the year ended December 31, 2012.

Steven G. Mihaylo, Chief Executive Officer, commented “I continue to be excited and encouraged by our recent trends. Our sales continue to grow, although not at the rate I am fully satisfied with. Our Network Services backlog continues to grow at a very encouraging rate quarter over quarter. I am particularly pleased with the growth from $2.4 million in backlog at the end of 2012 to $7.0 million at the end of 2013, an increase of $4.6 million or 192%, which bodes well for future sales. We continue to reduce costs keeping a laser focus on our cash burn. We have reduced our internal sales force and costs associated with that while maintaining our highest producing sales people. We are adding resources to our dealer program, for which I have very high expectations. Our dealer program is a very cost effective method to continue growing our business. We have kept our focus on products and services. We continue to update our state-of-the-art telecom products. We are now beta-testing “Slingshot” our state-of-the-art web builder, our initial comments from both internal tests and external developers have been very positive.”

Mihaylo added “I continue to have a strong commitment to Crexendo and an even stronger belief in its future. In an effort to assure liquidity, an LLC controlled by me has purchased the Crexendo headquarters. It has been purchased for the upper end of the value range determined by an independent licensed appraisal. To confirm my belief and commitment to Crexendo I have also agreed to accept rent payments for the first three years in common stock; this will allow the Company to continue to operate and not increase its cash expense. I have also given the Company the option to pay rent in stock for up to six additional years, confirming my long term commitment to Crexendo and this team.  I believe with the reduced cash burn, our improvements in operations and our world class products and features our future is very bright. Our management team will continue its commitment to increasing shareholder value by focusing on our expenses, by managing our sales, affiliate and dealer programs and by continuing to improve our products and services. We will continue to work to grow the Company organically and to look for accretive acquisitions.”

Conference Call

The Company is hosting a conference call today, March 4, 2014 at 5:00 PM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com/investor. If you do not have Internet access, the telephone dial-in number is 888-500-6950 for domestic participants and 719-325-2393 for international participants. The conference ID to join the call is 2580265. Please dial in five to ten minutes prior to the beginning of the call at 5:00 PM EST.

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) being excited and encouraged by recent trends; (ii) sales and backlog continuing to grow; (iii) backlog continuing  to grow at a very encouraging rate quarter over quarter which bodes well for future sales; (iv) continuing to reduce costs  and keeping a laser focus on  cash burn; (v) maintaining  highest producing sales people; (vi) adding resources to its dealer program maintaining high expectations for that program; (vii)  dealer program being  a very cost effective method to continue growing its business; (viii) having kept  focus on products and services; (ix)continuing to update its state of the art telecom products; (x) beta testing “sling shot” its upgraded web builder with  initial comments being very positive; (xi) having a strong belief in its future; (xii) paying rent payment in stock with will allow it to continue to operate and not increase its cash expense; (xiii)believing  with the reduced cash burn, improvements in operations, and world class products and features its future is very bright; (xiv) management continuing its commitment to increasing shareholder value by watching our expenses, by managing the sales and dealer programs and by continuing to improve  products and services and (xv) continuing to work to grow the Company organically and to look for accretive acquisitions.

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the year ended December 31, 2013 when filed subsequent to this press release; and Form 10-K for the year ended December 31, 2012, as well as Forms 10Q for 2013.  These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except par value and share data)

	December 31,
	2013	2012
Assets

Current assets:
Cash and cash equivalents	$3,076	$7,440
Restricted cash	487	1,444
Trade receivables, net of allowance for doubtful accounts of $163 as of December 31, 2013 and $1,326 as of December 31, 2012	1,090	3,043
Inventories	217	171
Equipment financing receivables	94	28
Income tax receivable	55	434
Prepaid expenses and other	620	333
Total current assets	5,639	12,893

Certificate of deposit	250	500
Long-term trade receivables, net of allowance for doubtful accounts of $37 as December 31, 2013 and $196 as of December 31, 2012	116	395
Long-term equipment financing receivables	398	96
Property and equipment, net	2,195	3,172
Deferred income tax assets, net	244	103
Intangible assets	571	6
Goodwill	75	265
Other long-term assets	119	97
Total Assets	$9,607	$17,527

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$201	$418
Accrued expenses and other	1,095	3,010
Contingent consideration	51	-
Deferred income tax liability	244	103
Deferred revenue, current portion	1,199	3,052
Total current liabilities	2,790	6,583

Deferred revenue, net of current portion	116	399
Other long-term liabilities	-	253
Total liabilities	2,906	7,235

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 25,000,000 shares, 10,801,315 shares outstanding as of December 31, 2013; authorized 100,000,000 shares, 10,669,201 shares outstanding as of December 31, 2012	11	11
Additional paid-in capital	50,998	49,824
Contingent consideration	198	-
Accumulated deficit	(44,506)	(39,543)
Total stockholders' equity	6,701	10,292

Total Liabilities and Stockholders' Equity	$9,607	$17,527

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share and share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$2,141	$3,133	$10,328	$17,167
Operating expenses:
Cost of revenue	1,035	1,140	4,091	5,092
Selling and marketing	718	1,073	3,055	3,977
General and administrative	1,935	4,014	6,970	12,228
Research and development	401	466	1,692	1,985
Goodwill impairment	-	-	265	-
Total operating expenses	4,089	6,693	16,073	23,282

Loss from operations	(1,948)	(3,560)	(5,745)	(6,115)

Other income:
Interest income	60	258	501	1,907
Other income, net	37	5	24	55
Total other income, net	97	263	525	1,962

Loss before income tax	(1,851)	(3,297)	(5,220)	(4,153)

Income tax benefit	17	82	257	212

Net loss	$(1,834)	$(3,215)	$(4,963)	$(3,941)

Net loss per common share:
Basic	$(0.17)	$(0.30)	$(0.46)	$(0.37)
Diluted	$(0.17)	$(0.30)	$(0.46)	$(0.37)

Dividends per common share	$-	$-	$-	$0.04

Weighted-average common shares outstanding:
Basic	10,790,220	10,669,201	10,714,353	10,625,530
Diluted	10,790,220	10,669,201	10,714,353	10,625,530

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,963)	$(3,941)
Adjustments to reconcile net loss to net
cash used for operating activities:
Goodwill impairment	265	-
Impairment of inventory	-	35
Lease abandonment	(606)	1,393
Depreciation and amortization	1,145	1,374
Loss on disposal of property and equipment	3	83
Expense for stock options issued to employees	808	812
Change in fair value of contingent consideration	(13)	-
Change in uncertain tax positions	(253)	(162)
Changes in assets and liabilities:
Trade receivables	2,232	12,079
Inventories	(46)	26
Equipment financing receivables	(368)	(124)
Income tax receivable	379	118
Prepaid expenses and other	(287)	392
Other long-term assets	(22)	136
Accounts payable, accrued expenses and other	(1,520)	(709)
Deferred revenue	(2,136)	(11,960)
Other long-term liabilities	-	2
Net cash used for operating activities	(5,382)	(446)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(62)	(1,172)
Proceeds from sale of property and equipment	15	22
Redemption of certificate of deposit	250	0
Change in restricted cash	957	521
Acquisition of PBX Central	(300)	-
Net cash provided by (used for) investing activities	860	(629)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	181	498
Payments made on contingent consideration	(23)	(6)
Dividend payments	-	(635)
Net cash provided by (used for) financing activities	158	(143)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,364)	(1,218)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	7,440	8,658

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$3,076	$7,440

Supplemental disclosure of cash flow information:
Cash received during the year for:
Income taxes	$383	$158
Supplemental disclosure of non-cash investing and financing information:
Purchases of property and equipment included in accounts payable	$-	$6
Business acquisition with stock	$107	$-
Contingent consideration related to acquisition	$363	$-
Exchange of property and equipment for services rendered	$4	$-

CREXENDO, INC. AND SUBSIDIARIES
Supplemental Segment Financial Data
(In thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenue:
Crexendo Network Services	$2,370	$805
Crexendo Web Services	2,050	2,505
StoresOnline	5,908	13,857
Consolidated revenue	$10,328	$17,167

Operating income (loss):
Crexendo Network Services	$(5,432)	$(5,377)
Crexendo Web Services	(2,344)	(5,291)
StoresOnline	2,031	4,553
Total operating loss	$(5,745)	$(6,115)
Other Income, net:
Crexendo Network Services	3	14
Crexendo Web Services	25	14
StoresOnline	497	1,934
Total other income, net	$525	$1,962
Income (loss)
Crexendo Network Services	(5,429)	(5,363)
Crexendo Web Services	(2,319)	(5,277)
StoresOnline	2,528	6,487
Total loss before income tax provision	$(5,220)	$(4,153)